Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Reports Second Quarter Results

JERSEY CITY, New Jersey, July 28, 2011 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the second quarter and first half of 2011.

Highlights
●
Sales increased 1.9% to a second quarter record $79.2 million compared to $77.7 million for the second quarter of 2010.  For the first half, sales increased 12.5% to $150.6 million compared to $133.8 million for the first half last year.

●
Second quarter results were impacted by a charge of $2,599,000 related to two lawsuits, resulting in a net loss for the quarter of $574,000, or $0.05 per diluted share.   Excluding litigation and certain other charges referenced below, non-GAAP net earnings for this year's second quarter were $2.1 million, or $0.17 per diluted Class A share and $0.18 per diluted Class B share.

●	Cash and investments were $99.7 million as of June 30, 2011, up $14.1 million since December 31, 2010.

CEO comments
"Strong shipments of modules and interconnect products drove record revenue for the second quarter and first half of 2011.  Bel's growing modules product business, which typically has higher material content and lower average profit margins, reduced the second quarter gross margin percentage.  Cash flow is healthy, as evidenced by an increase of more than $14 million in our cash and investments since the end of last year," said Daniel Bernstein, Bel's President and CEO.

Second Quarter Results
For the three months ended June 30, 2011, net sales increased to $79,173,000 compared to $77,732,000 for the second quarter of 2010.
Cost of sales increased to 82.6% of sales for the second quarter of 2011, compared to 79.2% of sales for the second quarter of 2010, primarily due to a shift in the product mix to sales of a higher proportion of modules products comprising higher materials content and lower profit margins than Bel's other product lines.
After litigation and other charges, the second quarter 2011 net loss was $574,000, which included litigation charges of $2,824,000 ($2,599,000 after tax) and costs associated with the Pulse proxy initiative of $221,000 ($137,000 after tax).  This compares to net earnings for the second quarter of 2010 of $4,790,000, which included severance and plant closure costs of $477,000 ($455,000 after tax) primarily related to the relocation of manufacturing operations in China.
Excluding litigation and other charges referenced below in the comparison of GAAP and non-GAAP measures, non-GAAP net income for the second quarter of 2011 was $2,088,000.  This compares to non-GAAP net income for the second quarter of 2010 of $5,243,000, adjusted to exclude severance and plant closure charges.  A reconciliation of non-GAAP to GAAP financial measures is provided in the table attached to this press release.
The net loss per Class A common share for the second quarter of 2011 was $0.05, compared to net income per diluted Class A common share of $0.39 for the second quarter of 2010.  Adjusted to exclude litigation and other charges, non-GAAP net earnings per diluted Class A common share were $0.17 for the second quarter of 2011, compared to non-GAAP net earnings per diluted Class A common share of $0.43 for the second quarter of 2010, adjusted to exclude severance and plant closure charges.
The net loss per Class B common share was $0.05 for the second quarter of 2011, compared to net income per diluted Class B common share of $0.42 for the second quarter of 2010.  Adjusted to exclude litigation and other charges, non-GAAP net earnings per diluted Class B common share were $0.18 for the

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Bel Reports Second Quarter Results
July 28, 2011
Page Two

second quarter of 2011, compared to non-GAAP net earnings per diluted Class B common share of $0.45 for the second quarter of 2010, adjusted to exclude severance and plant closure charges.
Excluding litigation and other charges, non-GAAP income from operations for the second quarter of 2011 was $3,205,000.  For the second quarter of 2010, adjusted to exclude severance and plant closure charges, non-GAAP income from operations was $6,344,000.

Balance Sheet Data
As of June 30, 2011, Bel reported working capital of $163,014,000, including cash, cash equivalents, and marketable securities of $99,665,000, a current ratio of 4.2 to 1, total long-term obligations of $11,256,000, and stockholders' equity of $222,971,000.  In comparison, as of December 31, 2010, Bel reported working capital of $157,296,000, including cash, cash equivalents, and marketable securities of $85,535,000, a current ratio of 4.4 to 1, total long-term obligations of $10,571,000, and stockholders' equity of $220,333,000.

First Half Results
For the six months ended June 30, 2011, net sales increased to a first-half record $150,576,000 compared to $133,801,000 for the first six months of 2010. Net earnings were $2,670,000 for this year's first half, compared to net earnings of $4,670,000 for the same period last year.  A full six months of results are included in 2011 for Cinch, which was acquired on January 29, 2010.  Cinch's January 2011 revenue accounted for $5.5 million of the first-half increase in Bel's total net sales.
Net earnings per diluted Class A common share for the first six months of 2011 were $0.21, compared to net earnings per diluted Class A common share of $0.37 for the first six months of 2010.  Adjusted to exclude litigation and other charges, non-GAAP net earnings per diluted Class A common share were $0.44 for the first six months of 2011, compared to non-GAAP net earnings per diluted Class A common share of $0.51 for the same period last year, adjusted to exclude severance, plant closure and acquisition-related charges.
Net earnings per diluted Class B common share were $0.23 for the first six months of 2011, compared to net earnings per diluted Class B common share of $0.41 for the first six months of 2010.  Adjusted to exclude litigation and other charges, non-GAAP net earnings per diluted Class B common share were $0.47 for the first six months of 2011, compared to non-GAAP net earnings per diluted Class B common share of $0.55 for the first six months of 2010, adjusted to exclude severance, plant closure and acquisition-related charges.

Conference Call
Bel has scheduled a conference call at 11:00 a.m EDT today.  To participate in the call, dial (720) 545-0088, conference ID #85759718.  A simultaneous webcast is available from the Events and Presentations link on the Investor Info tab at www.BelFuse.com.  The webcast will be available for replay, for a period of 20 days, at this same Internet address.  For a telephone replay, dial (404) 537-3406, conference ID #85759718 after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(tables attached)

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010*	2011	2010*
	(unaudited)		(unaudited)

Net sales	$79,173	$77,732	$150,576	$133,801

Costs and expenses:
Cost of sales	65,368	61,570	122,500	108,727
Selling, general and administrative	10,421	10,291	20,478	19,480
Litigation charges	3,224	--	3,224	--

Total costs and expenses	79,013	71,861	146,202	128,207

Income from operations	160	5,871	4,374	5,594

Gain on sale of investment	119	--	119	--

Interest income and other, net	93	116	161	238

Earnings before provision for income taxes	372	5,987	4,654	5,832

Provision for income taxes	946	1,197	1,984	1,162

Net (loss) earnings	$(574)	$4,790	$2,670	$4,670

(Loss) earnings per Class A common share
basic and diluted	$(0.05)	$0.39	$0.21	$0.37

Weighted average Class A common shares outstanding
basic and diluted	2,175	2,175	2,175	2,175

(Loss) earnings per Class B common share
basic and diluted	$(0.05)	$0.42	$0.23	$0.41

Weighted average Class B common shares outstanding
basic and diluted	9,583	9,496	9,554	9,480

*Prior year amounts have been restated to reflect adjustments previously reported during the measurement period related to the Cinch acquisition as if all such adjustments had been recognized on the date of acquisition.

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)

	June 30,	Dec. 31,		June 30,	Dec. 31,
ASSETS	2011	2010	LIABILITIES & EQUITY	2011	2010
	(unaudited)	(audited)		(unaudited)	(audited)

Current assets	$213,210	$203,564	Current liabilities	$50,196	$46,268
Property, plant &
equipment, net	42,365	44,793	Noncurrent liabilities	11,256	10,571
Goodwill and intangibles	15,585	15,555
Other assets	13,263	13,260	Stockholders' equity	222,971	220,333

Total Assets	$284,423	$277,172	Total Liabilities & Equity	$284,423	$277,172

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended June 30, 2011				Six Months Ended June 30, 2011
	Income from Operations	Net (loss) earnings(2)	Net (loss) earnings per Class A common share - diluted(3)	Net (loss) earnings per Class B common share - diluted(3)	Income from Operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$160	$(574)	$(0.05)	$(0.05)	$4,374	$2,670	$0.21	$0.23
Severance costs	--	--	--	--	135	92	0.01	0.01
Litigation charges, net	2,824	2,599	0.21	0.22	2,824	2,599	0.21	0.22
Costs associated with
Pulse proxy initiative	221	137	0.01	0.01	267	166	0.01	0.01
Gain on sales of Pulse
shares, net of income tax	--	(74)	(0.01)	(0.01)	--	(74)	(0.01)	(0.01)
Non-GAAP measures(1)	$3,205	$2,088	$0.17	$0.18	$7,600	$5,453	$0.44	$0.47

	Three Months Ended June 30, 2010				Six Months Ended June 30, 2010
	Income from Operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from Operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$5,871	$4,790	$0.39	$0.42	$5,594	$4,670	$0.37	$0.41
Severance and
plant closure costs	477	455	0.04	0.04	1,052	957	0.08	0.08
Acquisition-related costs and
inventory-related purchase
accounting adjustments	(4)	(2)	0.00	0.00	1,074	666	0.05	0.06
Non-GAAP measures(1)	$6,344	$5,243	$0.43	$0.45	$7,720	$6,293	$0.51	$0.55

(1)    The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.

    Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures.  Removal of amounts such as gains on sales of investments, charges for severance, factory closure, amounts paid or reserved for lawsuits, inventory-related purchase accounting adjustments and acquisition-related costs facilitates comparisons of our results among reporting periods.  We believe that such amounts are not reflective of the relevant business in the period in which the gain or charge is recorded for accounting purposes.

(2) Net of income tax at effective rate in the applicable tax jurisdiction

(3) Individual amounts of earnings (loss) per share may not agree to the total due to rounding.